                                                                    EXHIBIT 10.5

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 18, 1998, by and among DOLLAR FINANCIAL GROUP, INC., a New York corporation ("DFG"), DFG HOLDINGS, INC., a Delaware corporation ("Holdings" and, together with DFG, the "Employer") and DONALD F. GAYHARDT, JR., who resides at 511 Lynmere Road, Bryn Mawr, PA 19010 (the "Executive").

                             W I T N E S S E T H :

     WHEREAS, in connection with that certain Recapitalization of Holdings and a Merger of DFG Acquisition, Inc. ("Acquisition") with Holdings (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of November 13, 1998, among Holdings, Acquisition and certain stockholders of Holdings (the "Merger Agreement"), Employer desires to employ Executive and Executive desires to accept employment by Employer upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

1.  Employment.

    a. Employer agrees to employ Executive, and Executive agrees to be so employed, in the capacity of President of each of Holdings and DFG.

    b. Executive's employment hereunder shall be principally based in the Berwyn, Pennsylvania area or within reasonable commuting distance of Bryn Mawr, Pennsylvania. Reasonable travel in the normal course of business may be required of Executive.

2.  Term and Termination.

    a. Executive's employment with Employer shall be for a term of two (2) years, beginning on the date hereof and expiring on the second anniversary of the date hereof (the "Term"). Upon expiration of the Term, Executive shall immediately and automatically, with no notice required, continue his employment "at will" and this Agreement shall become an "at will" agreement which may thereafter be terminated by either Executive or Employer at any time and for any reason.

    b. Notwithstanding anything to the contrary in this Agreement, in the event of Executive's decision to terminate his employment, Employer shall have no further obligation to Executive, and no bonus or incentive compensation for the year in which termination or resignation occurs shall be payable.

    c. In the event Executive's employment is terminated for Cause (defined as willful misconduct, dishonesty, or the final, non-appealable adjudication in a criminal or civil proceeding that Executive has committed a criminal act), or

        Executive resigns, Employer shall have no further obligation to Executive, and no bonus or incentive compensation for the year in which termination or resignation occurs shall be payable.

    d.  In the event Employer terminates Executive for any reason other than for
        Cause: (i) during the first 12 months of the Term, Employer shall pay to Executive severance payments, payable over a period of 12 months consistent with Employer's normal payroll policies, equal in the aggregate to the Base Salary and (ii) after the completion of the initial 12 month period, Employer shall pay to Executive severance payments payable over a period of 12 months, equal in the aggregate to fifty percent (50%) of the Base Salary. In addition, in the event Employer terminates Executive for any reason other than for Cause, Executive's bonus for the year in which termination occurs shall be calculated on the basis of the EBITDA results for the full fiscal year in which termination occurs, but shall be pro rated based on the number of days in such year in which Executive was employed by Employer.

    e. In the event that Executive is terminated without Cause during the first year, Executive shall not be required to seek alternative employment which would serve to mitigate the payment to him of any severance payment hereunder. In the event that Executive is terminated without Cause during the term of this Agreement after the first year, Executive shall be required to undertake good faith efforts to seek alternative employment, and any compensation earned or amounts paid to Executive in any such alternative employment shall serve to mitigate Employer's severance payments to Executive hereunder.

3. Time and Efforts. Executive shall diligently and conscientiously devote substantially his full business time and attention and best efforts to the business of Employer and the discharge of his duties hereunder. It is understood that Executive may serve as an outside director of one or more corporations, without violating the terms hereof, provided that such entities are not principally engaged in a business directly competitive with Employer and subject to approval by the Board of Directors of Holdings.

4.  Compensation.

    a.  Base Salary. In consideration of the services of the Executive, Holdings
        -----------
        shall pay or cause one of its subsidiaries to pay to Executive a salary at an annual rate of Two Hundred Twenty Five Thousand Dollars ($225,000) (the "Base Salary"), in equal installments in accordance with the past payroll practices of Employer, but in no event less frequently than monthly. The Base Salary will be reviewed bi-annually by the board of directors of Holdings in good faith and may be increased in the discretion of the board of directors of Holdings, or a committee thereof.

    b.  Bonus and Incentive Compensation.  As additional compensation for the
        --------------------------------
        services of Executive, Holdings shall pay or cause one of its subsidiaries to pay to Executive a cash bonus with respect to each fiscal year, payable within thirty (30) days after the conclusion of the financial audit of the relevant fiscal year.

        i)  Determination based on EBITDA. The actual bonus due under clause
            (ii) below and all actual incentive compensation due under clause
            (iii) below for the fiscal year ended June 30, 1999 ("FY1999") and for any subsequent fiscal year shall be determined based upon the achievement by the Employer of target annual income before income taxes, depreciation, amortization and management fees ("EBITDA"). EBITDA for any fiscal year shall be based on the financial data as reported in the audited annual financial statements of Holdings and its subsidiaries for such year. The EBITDA target for FY1999 shall be $36 million. EBITDA targets for fiscal years subsequent to FY 1999 shall be determined in good faith by the board of directors of Holdings, or a committee thereof. EBITDA targets for a given fiscal year shall be adjusted in the good faith determination of the board of directors of Holdings for any acquisitions or dispositions made in such fiscal year taking into consideration the impact of such acquisition or disposition on EBITDA in such fiscal year.

       ii) Annual bonus. For FY1999, Executive shall receive a maximum annual bonus of One Hundred Thirty Five Thousand Dollars ($135,000) (pro rated accordingly) for the period employed based upon achieving an EBITDA of $36 million; provided, however, that the annual bonus
                                   --------  -------
            shall be reduced ratably as EBITDA drops below $36 million and shall be zero ($0), if EBITDA is $32.5 million or less. The annual bonus for subsequent fiscal years during Executive's employment with Employer shall be based on a formula similar to that used in FY1999, with adjustments made in good faith by the board of directors of Holdings. Any annual bonuses for FY 1999 hereunder shall be paid pro rata for the period during which Executive is employed by Employer hereunder.

      iii) Annual incentive compensation. For FY1999, Holdings shall pay or cause one of its subsidiaries to pay 1.3% of the incremental FY1999 EBITDA above $36 million to the Executive, subject to the limitations of paragraph 4(c). The annual incentive compensation for subsequent fiscal years during Executive's employment with Employer shall be based on EBITDA targets established by the board of directors pursuant to subparagraph (i) above, subject to the limitations in paragraph 4(c), with adjustments made in good faith by the board of directors of Holdings. Incentive compensation for FY 1999 shall be paid pro rata for the period during which Executive is employed by Employer hereunder.

       iv) Compliance with debt payment obligations. Regardless of whether an EBITDA target is achieved, no bonus or incentive compensation will be paid or payable to Executive if the Employer has defaulted or is not current on its debt payment obligations under any of its then outstanding credit facilities, indentures or other debt instruments; provided, that such withheld compensation shall be paid if such
            --------
            default is of a technical and nonsubstantive nature and is cured within thirty (30) days of notice thereof.

    c.  Total compensation.  Notwithstanding the foregoing provisions of this
        ------------------
        paragraph 4, the total compensation paid or caused to be paid to Executive by Employer with respect to any fiscal year, including salary, bonuses and annual incentive compensation but excluding the value of the benefits set forth in paragraph 5, shall not exceed Four Hundred Ninety Five Thousand ($495,000).

5. Benefits. Executive shall be entitled to full benefits as historically provided to its senior management employees by Employer, subject to compliance with all applicable laws. Executive shall also be eligible to participate in all fringe benefit programs of Employer offered from time to time to its senior management employees including, without limitation, auto allowance, life insurance, disability insurance, dental and medical coverage, profit sharing, pension, 401(k), and vacation.

6. Expenses. Employer will reimburse Executive for all reasonable, ordinary and necessary expenses (including travel, business entertainment and business development) incurred by him in carrying out his duties under this Agreement. Executive shall present Employer with an itemized statement of such expenses in such form as the Employer may request or consistent with policies of the Employer. The availability of such reimbursements from the Employer is subject to compliance with all applicable laws.

7.  Equity Obligations and Rights.

    a. On the closing date of the Merger, Executive shall become entitled to receive options to purchase up to 399.4319 shares (representing approximately two percent (2%)) of the Class A Common Stock of Holdings (the "Options") and such Options shall vest over a five (5) year period in equal monthly installments and shall not be entitled to any preemptive rights. The Options shall be subject to dilution pro-rata by the issuance of any equity securities at the closing of the Merger or subsequent to the Merger (including options, warrants and other convertible securities) to unaffiliated third parties and by the grant and exercise of any management options. In the event that Executive's employment shall terminate for any reason, any unvested Options issued to Executive shall terminate and be cancelled, and Executive shall have sixty (60) days to exercise any vested portion of the Options which shall terminate and be cancelled if unexercised within such sixty (60) day period.

    b. The shares issuable pursuant to the Options are subject to equitable adjustment to take into account stock dividends, stock splits, recapitalizations and other dilutive events, all as reasonably determined in good faith by the board of directors of Holdings.

8. Corporate Opportunities. If Executive receives notice of or otherwise obtains information regarding potential acquisitions and other corporate opportunities within Employer's then current and prospective lines of business, Executive agrees to offer such acquisitions and other corporate opportunities first to Employer and second to GEI II or its affiliates, after which Executive shall be free to proceed independently to exploit such acquisitions and other corporate opportunities, subject to the provisions of paragraph 3 hereof.

9. Covenant Not to Compete. In consideration of the compensation and other benefits to be paid to Executive pursuant to this Agreement, Executive agrees that he will not, without prior written consent of the board of directors of Holdings, for a period the greater of: (i) two (2) years following the termination of Executive's employment with Employer for any reason whatsoever or (ii) one (1) year beyond any payment or repurchase made pursuant to this Agreement by Employer (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this paragraph 9 shall be so enforced):

    a. directly or indirectly engage in the United States, Canada or any other country in which the Employer now or hereafter conducts business, in any business in direct competition with the business conducted by Employer at the time of termination or any business that Employer has a bona fide plan to commence or enter into, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity;

    b. directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Employer has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Employer; or

    c. directly or indirectly induce or attempt to influence any employee of Employer to terminate his or her employment with Employer.

    d. In addition to and without limiting the foregoing, upon the termination of the Executive's employment by the Employer for any reason, Executive shall not at any time directly or indirectly disclose, use, transfer or sell to any person, firm or other entity any trade, technical or technological secrets, any details of organization or business affairs, or any confidential or proprietary information of Employer. For the purposes of this paragraph 9, the term Employer shall be deemed to include Employer and all of its subsidiaries.

10. Inventions. All patents, trademarks, trade names, copyrights, inventions, discoveries, financial models, computer software, graphics products, advertising products, promotional materials, market studies and business plans (collectively, the "Intellectual Property") relating to Employer's business that Executive may make, conceive or learn during his employment by the Employer (whether during working hours or otherwise, or within six (6) months following the termination of his employment for any reason) shall be the exclusive property of Employer. Executive agrees to disclose any such Intellectual Property to the board of directors of Holdings and to do at Employer's expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this paragraph 10 or the preceding paragraph 8, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer's remedies at law under such circumstances.

11. Notices. Any notice given hereunder shall be in writing and delivered or mailed by certified mail or overnight courier service (with proof of delivery) and addressed to the appropriate party at the address set forth below or at such other address as the party shall designate from time to time in a notice.


          If to Executive:
          ---------------

          Donald F. Gayhardt, Jr.
          511 Lynmere Road
          Bryn Mawr, PA 19010
          Telephone: (610) 519-9783



          If to Employer:
          --------------


          DFG Holdings, Inc.
          1436 Lancaster Avenue, Suite 210
          Berwyn, PA  19312
          Attention:  Chief Executive Officer
          Telephone: (610) 296-3400

          With a copy to:
          --------------

          Green Equity Investors II, L.P.
          11111 Santa Monica Boulevard, Suite 2000
          Los Angeles, CA  90025
          Attention:  Greg Annick
          Telephone:  (310) 954-0444

12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon Employer, and its successors and assigns. Executive acknowledges that these services are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

13. Waiver. Failure to insist in any one or more instances on strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14. Governing Law; Disputes. This Agreement is made and delivered in, and shall be construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania and the United States of America without regard to conflict of law principles. Any claims, controversies, demands, disputes or differences between or among the parties hereto arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Philadelphia, Pennsylvania before three arbitrators, each of whom shall be knowledgeable in the field of employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

15. Severability. In the event that any provision of this Agreement shall be determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions hereof.

16. Entire Agreement; Miscellaneous. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein. This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing. All prior understandings and agreements between the parties regarding employment matters are hereby merged in this Agreement, which alone is the complete and exclusive statement of their understanding as to employment. No waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Agreement and each and every provision hereof. This is a personal services agreement; no agency, partnership, joint venture or other joint relationship is created hereby. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.


DFG HOLDINGS, INC.                        DOLLAR FINANCIAL GROUP, INC.


By: __________________________             By: ________________________
           (Employer)                                (Employer)


    __________________________
    Donald F. Gayhardt, Jr.